Exhibit 99.1

FOR IMMEDIATE RELEASE	March 18, 2004

For further information contact:
Edward S. Wozniak
Senior Vice President, Chief Financial Officer
(317) 612-2243
ewozniak@galyans.com

GALYAN’S REPORTS EARNINGS FOR 2003 FOURTH QUARTER
AND FISCAL YEAR

PLAINFIELD, IN – March 18, 2004—Galyan’s Trading Company, Inc. (NASDAQ:GLYN) today announced financial results for the fiscal fourth quarter and fiscal year 2003 ended January 31, 2004.

      Fiscal Fourth Quarter Results

For the fourth quarter of fiscal 2003 ended January 31, 2004, net earnings per share decreased 41.8 percent to $0.57 per share on a fully diluted basis, on net earnings of $10.0 million, compared to $0.98 per share on a fully diluted basis, on net earnings of $16.7 million, as reported for the fourth quarter of fiscal 2002. The fourth quarter and fiscal year 2003 net earnings per diluted share include $0.04 of additional year-end markdowns above the previously announced level, to improve inventory freshness.

Net sales for the fourth quarter of fiscal 2003 rose 17.7 percent to $249.8 million, from the $212.2 million reported in the fourth quarter last year. Comparable store sales decreased 4.5 percent, slightly better than the Company’s most recent guidance. The decrease in comparable store sales was primarily due to weaker results in the outdoor equipment, casual apparel, and accessories categories.

Gross margin as a percentage of sales was 30.3 percent for the fourth quarter of fiscal 2003 versus 33.6 percent in the fourth quarter last year. Gross profit included a charge of $3.1 million or $0.11 per diluted share relating to markdowns to improve inventory freshness in the outdoor and athletic equipment categories. The remaining decline in gross margin was primarily due to higher promotional markdowns in other categories and de-leveraging of buying and occupancy costs, which was partially offset by the adoption of Emerging Issues Task Force Consensus No. 02-16 (EITF 02-16).

Selling, general and administrative expenses as a percent of sales for the fourth quarter of fiscal 2003 increased to 22.8 percent from 20.2 percent in the fourth quarter last year. The increase in selling, general and administrative expenses was primarily from higher depreciation and marketing costs, which was partially attributable to EITF 02-16, and insurance proceeds received last year related to tornado damage at our Greenwood, IN store. Operating income as a percentage of sales decreased to 7.5 percent from 13.4 percent in the fourth quarter of fiscal 2002.

Edwin J. Holman, Chief Executive Officer of the Company, commented, “While fiscal 2003 was a difficult year, we addressed several areas which we believe will allow Galyan’s to return to positive comparable store sales. In addition, we have taken the appropriate markdowns to improve inventory aging. While this action negatively impacted the fourth quarter and fiscal year results, it has positioned us with fresh inventory receipts.”

      Fiscal Year Results

Earnings per share on a fully diluted basis were $0.21 per share, on net earnings of $3.6 million for the fiscal year 2003, compared to $1.09 per share on a fully diluted basis, on net earnings of $18.7 million for fiscal year 2002. As stated above, the charge for additional year-end markdowns to improve inventory was $0.11 per diluted share. Fiscal year 2003 earnings also included an after tax charge of $715,000 or $0.04 per diluted share related to a valuation allowance against a capital loss carry forward that the Company does not anticipate utilizing before it expires.

For the fiscal year 2003 ended January 31, 2004, net sales rose 15.6 percent to $690.7 million, from $597.7 million last year. Comparable store sales decreased 5.8 percent, slightly better than the Company’s most recent guidance. The decrease in comparable store sales was primarily due to weaker results in the casual and outdoor apparel, outdoor equipment and accessories categories.

Gross margin for the fiscal year 2003 was 27.6 percent, down from 30.4 percent in fiscal year 2002. The decline in gross margin for fiscal year 2003 was due to the same reasons as previously stated for the fourth quarter. Gross profit included a charge of $3.1 million relating to markdowns to improve inventory freshness in the outdoor and athletic equipment categories. The remaining decline in gross margin was primarily due to promotional markdowns and de-leveraging of buying and occupancy costs, partially offset by the adoption of EITF 02-16.

Selling, general and administrative expenses as a percentage of sales for fiscal year 2003 increased to 26.1 percent from 24.8 percent in fiscal year 2002. The increase in selling, general and administrative expenses resulted primarily from higher depreciation and marketing costs, which was partially attributable to EITF 02-16, and to a lesser extent increases in insurance costs. Operating income as a percentage of sales for fiscal year 2003 decreased to 1.4 percent from 5.5 percent in fiscal year 2002.

Mr. Holman added, “Despite the challenges of 2003, the Company has focused on managing its inventories and positioning the company for the future. For 2004, we have numerous initiatives in place that, we believe, will strengthen us competitively. We are working on initiatives to strengthen our merchandise assortments, improve our inventory turnover, and improve our marketing message. We will make several changes to enhance our customer’s overall shopping experience in our stores. We believe all of this will lead to improved store profitability.”

      Outlook

Mr. Holman concluded, “Galyan’s opened nine new stores in fiscal 2003 and remains on track to open during 2004 the nine stores which were committed to in early 2003, one being a replacement in our home market of Indianapolis. While new store openings are the cornerstone of Galyan’s growth strategy, we will begin to slow the future store commitments now, which will impact fiscal 2005 and allow us to focus on maximizing the performance of our existing stores. We are becoming more selective and will concentrate new store growth in existing markets to leverage our marketing dollars and provide additional locations for the shopping convenience of our customers. “

The Company anticipates capital expenditures for fiscal year 2004 of approximately $40 million, as compared to $77 million in fiscal year 2003. All of the 2004 stores have landlord financing as compared to six of the nine stores which had landlord financing in 2003.

Galyan’s anticipates adequate liquidity under its credit facility for fiscal year 2004 to fund its growth, including capital and inventory for new stores. Cash flow from operations for fiscal year 2004 is estimated to be sufficient for the Company to meet all working capital and fixed capital needs without increasing the debt level at the end of fiscal 2004 versus fiscal 2003.

      Quarterly Call Information

Edwin J. Holman, Chief Executive Officer of the Company, will host the Company’s quarterly conference call today, March 18, 2004, to discuss the results and outlook at 10:00 a.m. EST. The conference call will be available to all interested parties via a Webcast from www.galyans.com, www.firstcallevents.com or by phone at (888) 459-0938.

For those who cannot listen to the live broadcast, a replay of the call will be available until 8:00 p.m. EST on March 26, 2003, at (800) 293-4292, or over the Internet at www.galyans.com.

      About Galyan’s

Galyan’s is an active lifestyle retailer that anticipates and focuses on the latest in sports, fitness, outdoor recreation and apparel. Galyan’s operates 45 stores in 21 states with unique designs to merchandise not only the equipment for hundreds of popular active lifestyle activities, but also the footwear, apparel and accessories that go along with them.

      Forward-Looking Statements

We caution that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made by our management involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward- looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following factors, among others, in some cases have affected and in the future could affect our financial performance and actual results and could cause actual results for 2004 and beyond to differ materially from those expressed or implied in any forward-looking statements included in this press release or otherwise made by our management: risks associated with our ability to implement our growth strategies or manage our growing business, including the availability of suitable store locations on appropriate financing and other terms and the availability of adequate financing sources; the impact of increased competition and its effect on pricing and expenses associated with advertising and promotion in response thereto; risks related to the level of markdowns necessary to clear aged inventory; risks associated with the seasonality of the retail industry, the retail sporting goods industry and our business; the potential impact of natural disasters or national and international security concerns on the retail environment and risks relating to the regulation of the products we sell, including firearms. See our Annual Report on Form 10-K for the year ended February 1, 2003, as filed with the Securities and Exchange Commission, for a more detailed discussion of these matters and other risk factors. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

- Financial tables follow -

Galyan’s Trading Company, Inc.
Consolidated Statements of Operations
For the Three Month and Twelve Month Periods ended January 31, 2004, and February 1, 2003
(dollars in thousands, except per share data)

	For the three month period ended		For the twelve month period ended
	January 31, 2004	February 1, 2003	January 31, 2004	February 1, 2003
Net sales	$249,759	$212,171	$690,701	$597,745
Cost of sales	174,067	140,919	500,334	416,230

Gross profit	75,692	71,252	190,367	181,515
Selling, general and administrative expenses	56,881	42,817	180,476	148,357

Operating income	18,811	28,435	9,891	33,158
Interest expense	1,051	541	2,856	2,053
Interest income	(105)	(77)	(162)	(257)

Income before income tax expense	17,865	27,971	7,197	31,362
Income tax expense	7,873	11,252	3,594	12,642

Net income	$9,992	$16,719	$3,603	$18,720

Basic earnings per share	$0.58	$0.98	$0.21	$1.10

Diluted earnings per share	$0.57	$0.98	$0.21	$1.09

Shares used in calculating earnings per common share:

Basic	17,239,558	17,061,779	17,170,173	17,044,902

Diluted	17,402,771	17,127,098	17,287,352	17,178,342

As a percentage to net sales:

Gross profit	30.3%	33.6%	27.6%	30.4%
Selling, general and administrative expenses	22.8%	20.2%	26.1%	24.8%

Galyan’s Trading Company, Inc.
Consolidated Balance Sheets
As of January 31, 2004 and February 1, 2003
(dollars in thousands)

	January 31, 2004	February 1, 2003
Assets
Current assets:
Cash and cash equivalents	$7,120	$11,890
Receivables, net	10,861	7,726
Merchandise inventories	155,661	138,993
Deferred income taxes	3,980	1,969
Other current assets	9,425	5,010

Total current assets	187,047	165,588

Property and equipment, net	186,450	136,421
Goodwill, net	18,334	18,334
Other assets, net	2,414	878

Total assets	$394,245	$321,221

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$71,567	$56,804
Accrued expenses	40,428	42,579
Current portion of long-term debt	137	6,103

Total current liabilities	112,132	105,486
Long-term liabilities:
Debt, net of current portion	49,578	186
Deferred income taxes	10,244	1,334
Other long-term liabilities	8,808	6,938

Total long-term liabilities	68,630	8,458

Shareholders' equity:
Common stock and paid-in capital, no par value	194,888	191,802
Notes receivable from shareholders	(689)	(948)
Unearned compensation	(857)	(115)
Warrants	1,461	1,461
Retained earnings	18,680	15,077

Total shareholders' equity	213,483	207,277

Total liabilities and shareholders' equity	$394,245	$321,221

Galyan’s Trading Company, Inc.
Consolidated Statements of Cash Flows
For the Fiscal Years Ended January 31, 2004, and February 1, 2003
(dollars in thousands)

	January 31, 2004	February 1, 2003
Cash flows from operating activities:
Net income	$3,603	$18,720
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	24,916	17,537
Amortization of financing intangibles	526	535
Deferred income taxes	6,899	2,255
(Gain) loss on disposal of property and equipment	(676)	223
Deferred rent and other non-cash expense	2,271	2,136
Changes in certain assets and liabilities:
Accounts receivable	389	(608)
Merchandise inventories	(16,668)	(27,178)
Other assets	(4,407)	1,561
Accounts payable and accrued expenses	17,928	30,616

Net cash provided by operating activities	34,781	45,797
Cash flows from investing activities:
Capital expenditures	(77,113)	(59,453)
Decrease in net accounts payable for capital expenditures	(6,879)	(7,181)
Proceeds from insurance settlement	1,225	--

Net cash used in investing activities	(82,767)	(66,634)
Cash flows from financing activities:
Net borrowings on revolving line of credit	37,825	--
Financing proceeds from sale leaseback transaction	11,685	--
Proceeds from long-term debt	--	350
Principal payments on long-term debt and other obligations	(6,084)	(5,361)
Payments on notes receivable from shareholders	259	503
Proceeds from sale of common stock	1,757	465
Payments of financing costs	(2,226)	--

Net cash provided by (used in) financing activities	43,216	(4,043)

Net decrease in cash and cash equivalents	(4,770)	(24,880)
Cash and cash equivalents, beginning of year	11,890	36,770

Cash and cash equivalents, end of year	$7,120	$11,890

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